Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated January 1, 2011 by and between Century Exploration Resources, Inc., a Delaware corporation (the “Company” or “Employer”) and Jonathan B. Rudney, an individual (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is engaged in the business of oil and gas exploration and development; and

WHEREAS, Employer desires to employ Employee as the President of the Company to perform certain services for the Company, as hereinafter set forth, and Employee desires to undertake the performance of such services and any reasonable changes in such services Employee may hereafter be directed to undertake from time to time. Employee agrees to devote his professional time on a full-time basis to the business of the Company and perform the duties and responsibilities assigned by the Company to the best of his ability and with reasonable diligence.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the parties hereto agree as follows:

1.	Employment. Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the following terms and conditions.

2.	Services. Employee shall perform the following services (the “Services”) for the Company:

Duties of President of Century Exploration Resources, Inc. will include: Management Committee; Corporate Strategy & Direction; Personnel Management; Reports to Board of Directors.

All Services performed by Employee shall be subject to review by Employer. Employer shall have the authority to specify the nature and timing of the Services.

3.	Term. This Agreement shall commence on the date hereof and continue in force until December 31, 2011 (“Term”).

4.	Compensation. As compensation for the Services, Employee shall receive the following:

a.	Salary. From the commencement of employment until December 31, 2011, Employee shall receive an annual salary, prorated for the actual months of the year employed, of Two Hundred Seventy-Five Thousand Dollars ($275,000) to be paid in equal monthly installments of $22,916.67 on the last day of each month in which the Services are rendered.

b.	Expenses. Employee shall be reimbursed for all reasonable out-of-pocket expenses incurred by Employee in the performance of the Services. The Employer shall determine the extent of prior authorization required, if any, and required documentation regarding such reimbursable expenses.

c.	Benefits. While employed by the Company, Employee shall be allowed to participate, on the same basis generally as other employees of the Company, in all employee benefit plans and programs, including improvements or modifications of the same, which on the commencement date of this Agreement or thereafter through the Term are made available by the Company to all or substantially all of the Company’s similarly situated employees. Such benefits, plans and programs may include, without limitation, medical, health and dental care, life insurance, disability protections, and qualified and non-qualified deferred compensation plans, provided, however, that nothing contained in this Agreement shall require the Company to establish, maintain or continue any of the fringe benefits already in existence or hereafter adopted for employees of the Company nor restrict the right of the Company to amend, modify or terminate such fringe benefit programs in a manner which does not discriminate against Employee as compared to other employees of the Company.

d.	Withholding. The Company shall withhold from any compensation, benefits or amounts payable to Employee under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

e.	Vacation and Paid Legal Holidays. Employee shall be entitled to no less than ten (10) working days paid vacation each year of the Term and paid legal holidays as reasonably determined by the Employer.

5.	Participation in Overriding Royalty.

a.	Century Exploration Resources Royalty. Employee shall be granted and receive a two percent of eight eighths (2% of 8/8ths) overriding royalty interest (“ORRI”) in and to each and every oil and gas lease currently owned or subsequently acquired by Employer after the commencement of the Term. The ORRI shall be proportionately reduced to the working interest owned by Employer in each lease, prior to any assignment or other disposition to third parties, and shall be paid in the same manner and time as the land owner royalties.

6.

Confidentiality and Non-Disclosure. During the Term of this Agreement, Employer has disclosed and will continue to disclose to Employee certain confidential information, which is proprietary and valuable, relating to the Company’s oil and gas exploration activities, which confidential information includes, but is not limited to, geological and geophysical data, maps, models, and interpretations, and may include commercial, contractual and financial information (hereinafter referred to as the “Confidential

Information”). Employee hereby agrees to the following in respect of the Confidential Information during the term of this Agreement and for one year thereafter:

a.	Employee shall maintain the Confidential Information strictly confidential and the Confidential Information shall not be used by Employee or sold, traded, published or otherwise disseminated to anyone, in any manner whatsoever, including by means of photocopy or other reproduction, without Employer’s prior written consent, except as provided in subparagraphs (b), (c) and (d) below In the event that Employee’s employment hereunder is terminated pursuant to Section 7 hereof, Employee agrees that the Confidential Information shall be used only for the benefit of Employer and not in any manner detrimental to the business interests of Employer.

b.	Employee may disclose the Confidential Information without Employer’s prior written consent only to the extent that such information:

i.	Is already in the possession of Employee, through means other than the Company, at the time of its disclosure to Employee;

ii.	Is already in possession of the public or becomes available to the public other than through the act or omission of Employee;

iii.	Is required to be disclosed under applicable law or by a governmental or stock exchange order, decree, regulation or rule (provided that Employee shall give written notice to Employer prior to such disclosure); or

iv.	Is acquired independently from a third party that represents that it has the right to disseminate such information at the time it is acquired by Employee.

c.	Employee shall be entitled to disclose the Confidential Information without Employer’s prior written consent to such of the following persons who have a clear need to know in order to evaluate the Confidential Information:

i.	Employees, officers and directors of Employer or an Employer Affiliated Company (as hereinafter defined); or

ii.	Any professional consultant or agent retained by Employer for the purpose of evaluating the Confidential Information.

d.

Employee shall make diligent efforts to ensure that all the persons to whom the Confidential Information is disclosed pursuant to this Section 6 shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person. If Employee makes such diligent efforts and a third party to which Employee disclosed Confidential Information discloses or uses such

Confidential Information to the detriment of Employer, Employee shall not be liable for any costs or damages to Employer arising thereby. In no event shall Employee shall be liable to Employer for any costs or damages resulting from disclosures made by those persons disclosed Confidential Information under Section 6(c).

e.	The Confidential Information shall remain the property of Employer and Employer may demand the return thereof at any time upon giving written notice to Employee. Within ten (10) days of receipt of such notice, Employee shall return to Employer all of the original Confidential Information and shall destroy all copies and reproductions (both written and electronic), in Employee’s possession or control.

7.	Events Causing Termination of Employment. Notwithstanding anything to the contrary provided for in Section 3 hereof, this Agreement and the employment relationship created hereby shall terminate upon the occurrence of any of the following events:

a.	Employee’s resignation provided Employee has given Employer thirty (30) days prior written notice (unless the parties agree in writing to a shorter or longer period of time) of his voluntary resignation or at the end of the Term then in effect provided Employee has given Employer prior written notice to not allow automatic extension of the Term under Section 3;

b.	The Disability of Employee, with “Disabled” or “Disability” meaning Employee’s inability to substantially perform the Services under this Agreement for a period of more than sixty (60) consecutive days as substantiated to the reasonable satisfaction of the Company’s Board of Directors (the “Board”) by a qualified medical professional or after a shorter period upon the reasonable determination of the Board, working in conjunction with a qualified independent medical professional, that Employee will not be able to perform the Services on a full-time basis as anticipated under this Agreement.;

c.	The death of Employee;

d.	Company terminating Employee’s employment for “Cause” upon the occurrence of any of the following:

i.	Employee’s conviction of a crime involving moral turpitude or a crime including the imposition of a sentence for a term of imprisonment in a federal or state penitentiary;

ii.	Employee’s failure or refusal to follow, in any material respect, reasonable and legal instructions of the Company;

iii.	Employee’s failure or refusal to comply, in any material respect, with the reasonable policies, Code of Ethics, standards and regulations of Employer applicable to all employees, which from time to time may be established;

iv.	Employee’s failure or refusal to faithfully and diligently perform, in any material respect, the Services or the usual customary duties of his employment under this Agreement;

v.	Employee’s breach or default, in any material respect, in the performance of his obligations hereunder;

vi.	Employee conducts himself in an unprofessional, unethical, immoral or fraudulent manner or performs such acts that interfere with or hinder the performance of other employees;

vii.	Employee is found guilty of unprofessional or unethical conduct by any board, institution, organization or professional society having any privilege or right to pass upon the conduct of Employee; or

viii.	Employee’s conduct, in any material respect, discredits Employer or is detrimental to the reputation, character and standing of Employer.

For purposes of subsections d (ii) through (viii), the Company shall provide Employee with written notification and a reasonable time to cure prior to termination for Cause as that term is defined herein.

8.	Payments to Employee Upon Termination of Employment.

a.	Upon the termination of Employee’s employment with the Company pursuant to Section 7(a) or 7(d), Employee shall be entitled only to:

i.	Any Salary or portion thereof, earned but not yet paid through the date of termination;

ii.	Reimbursement in accordance with this Agreement of any business expense reasonably incurred by Employee through the date of termination but not yet paid;

iii.	Any vested benefits that may be due to Employee on the date of termination under the provisions of any of the Company’s benefits plan, program or policy;

iv.	The ORRI.

b.	If, prior to the end of the Term, Employee’s employment is terminated by the

Company pursuant to Section 7(b) or 7(c), Employee shall be entitled only to:

i.	Any Salary or portion thereof, earned but not yet paid through the date of termination;

ii.	Reimbursement in accordance with this Agreement of any business expense reasonably incurred by Employee through the date of termination but not yet paid;

iii.	Any vested benefits that may be due to Employee on the date of termination under the provisions of any of the Company’s benefits plan, program or policy;

iv.	The ORRI.

9.	Prohibition Against Assignment. Employee agrees on behalf of himself and his executors and administrators, heirs, legatees, distributes, agents, representatives, and any other person or persons claiming any benefit under him by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Employee or any executor, administrator, heir, legatee, distributee or other persons claiming under Employee by virtue of this Agreement and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge or hypothecate or otherwise dispose of this Agreement or of such rights, interests, and benefits contrary to the foregoing provisions or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall constitute a material breach of this Agreement. There shall be no prohibition against the assignment of an overriding royalty interest once it has been earned by and/or assigned to Employee.

10.	Remedies. Employee recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions and provisions of this Agreement (either actual or threatened) by Employee, Employer’s remedies at law shall be inadequate. Accordingly, Employee agrees that in such event, Employer shall have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law or in equity. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party, shall be considered exclusive of any other remedy available to any party (unless otherwise required by applicable law), but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

11.

Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if delivered by certified mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, addressed to the appropriate party or parties, at the address of such arty set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

If to Employer:	RAAM Global Energy Company
Attn: Howard A. Settle
1537 Bull Lea Rd.
Lexington, Kentucky 40511
Fax: (859) 233-7471

If to Employee:	Jonathan B. Rudney
2458 167th Street
Fairfield, IA 52556

12.	Indemnification. If, at any time during the Term of this Agreement, Employee is made a party to, or is threatened to be made a party in, any civil, criminal or administrative action, suit or proceeding by reason of the fact that Employee is or was a director, officer, employee, or agent of the Company, or of any other corporation or any partnership, joint venture, trust or other enterprise for which Employee served as such at the request of the Company, then Employee shall be indemnified by the Company, to the fullest extent permitted under applicable law, against expenses actually and reasonably incurred by Employee or imposed on Employee in connection with, or resulting from, the defense of such action, suit or proceeding, or in connection with, or resulting from, any appeal therein if Employee acted in good faith and in a manner Employee reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Employee’s conduct was unlawful, except with respect to matters as to which is adjudged that Employee is liable to the Company or to such other corporation, partnership, joint venture, trust, or other enterprise for gross negligence or willful misconduct in the performance of his duties. As used in this Agreement, the term “expenses” shall include all obligations actually and reasonably incurred by Employee for the payment of money, including, without limitation, attorneys’ fees, judgments, awards, fines, penalties, taxes, and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding, except amounts paid to the Company or such other corporation, partnership, joint venture, trust, or other enterprise by Employee. The foregoing indemnification provisions shall be in addition to any other rights to indemnification to which Employee may be entitled.

13.	Entire Agreement; Amendments. This Agreement and the exhibits hereto contain the entire agreement of the parties and together supersede all prior agreements and understandings either oral or written, between the parties hereto, in respect of the subject matter described therein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement.

14.	Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of Employer and Employee, and their respective heirs, personal representatives, successors and permitted assigns.

15.	Enforceability. If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable.

16.	Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

17.	Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

18.	Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF KENTUCKY.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Employer:

Century Exploration Resources, Inc.

/s/ Howard A. Settle
By: Howard A. Settle, Chairman

Employee:

/s/ Jonathan B. Rudney
Jonathan B. Rudney

EXHIBIT “A”

EMPLOYMENT AGREEMENT

01/01/2011

Salary with benefit and expense breakdown:

Salary	Health Insurance	Vision Insurance	Dental Insurance	Life/ AD&D Insurance	Long Term Disability	401(k) (Match)	Taxes (Match)	Total
$ 275,000.04								$275,000.04	Salary
	$20,040.24	$319.32	$1,140.48	$121.56	$750.00	$—	$10,609.10	$32,980.70	Benefits
								$307,980.74	Total

HEALTH INSURANCE
AETNA INSURANCE (HOUSTON)
PREMIUM – 100% FUNDED BY CENTURY
BASED ON EMPLOYEE WITH FAMILY COVERAGE

VISION INSURANCE
UNITED HEALTH CARE (HOUSTON)
PREMIUM – 100% FUNDED BY CENTURY
BASED ON EMPLOYEE WITH FAMILY COVERAGE

DENTAL INSURANCE
FORT DEARBORN (HOUSTON)
PREMIUM – 100% FUNDED BY CENTURY
BASED ON EMPLOYEE WITH FAMILY COVERAGE

LIFE, ACCIDENTAL DEATH AND DISMEMBERMENT
SUN LIFE FINANCIAL ASSURANCE (HOUSTON)
$25,000.00 LIFE COVERAGE EMPLOYEE
$ 5,000.00 DEPENDED LIFE COVERAGE
PREMIUM – 100% FUNDED BY CENTURY
BASED ON EMPLOYEE WITH FAMILY COVERAGE

LONG TERM DISABILITY
SUN LIFE FINANCIAL
1. 60% OF EMPLOYEE’S BASIC MONTHLY EARNINGS; OR
2. THE MAXIMUM MONTHLY BENEFIT OF $7500.00
PREMIUM – 100% FUNDED BY CENTURY

401-K MATCH
EMPLOYEE IS NON-PARTICIPANT